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Exhibit 10.32

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of August 28, 2000, by and among Aegis Communications Group, Inc., a Delaware corporation (the "Parent"), Advanced Telemarketing Corporation, a Nevada corporation ("ATC"), IQI, Inc., a New York corporation ("IQI") (together, ATC and IQI are referred to as the "Company"), and Joseph Marinelli ("Employee").

RECITALS:

        The Company and the Parent desire to employ Employee under the terms and conditions of this Agreement. Employee represents that Employee is free from any other obligation of continuing employment with his former employer.

        Employee desires employment by the Company and the Parent under the terms and conditions of this Agreement and further desires to be granted access to the Company's and the Parent's proprietary information.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

        1.    Employment.    Subject to the terms and conditions set forth in this Agreement, each of the Company and the Parent employ Employee, and Employee accepts such employment by the Company and the Parent.

        2.    Duties of Employee.

          (a)  Employee will serve in the capacity of Senior Vice-President, Field Operations of the Company and the Parent subject to the reasonable supervision of the EVP-Chief Operating Officer of the Company and the Parent. In such capacity, Employee will have all necessary powers to discharge the responsibilities customarily performed by the Senior Vice President of Field Operations, subject in each case to the EVP-Chief Operating Officer's supervision and control. Employee will report to the EVP-Chief Operating Officer of the Company and the Parent.

          (b)  Commencing August 28, 2000 (the "Effective Date") and during the remaining term of this Agreement, Employee will devote his full business time and effort to the performance of his duties and responsibilities as Senior Vice-President of the Company and the Parent. Employee acknowledges that that Parent's headquarters are currently located in the Irving, Texas metropolitan area, and hereby commits that he will perform his duties and responsibilities by officing in and physically working from these headquarters on a full-time equivalent basis, except to the extent that ordinary and necessary business travel obligations require otherwise or to address family emergencies.

          (c)  Employee will comply with the written rules and regulations of the Company and the Parent respecting their businesses and perform the directives and Company and the Parent respecting their businesses and perform the directives and policies of the Company and the Parent as they may from time to time be stated to Employee verbally or in writing by the EVP-Chief Operating Officer and Board of Directors of the corporation.

          (d)  Employee will comply with Company and Parent policy regarding the maintenance of accurate business records as may from time to time be required by the Company or the Parent. Such records may be examined by the Company or the Parent, as the case may be, at all reasonable times after written request is delivered to Employee. Any such document will be delivered to the Company or the Parent, as the case may be, promptly upon request.

Employee JM	Parent & Co. HS

            (e)    Employee agrees not to solicit or receive any income or other compensation from any third party in connection with his employment with the Company and the Parent. The Employee agrees, upon written request by the Company or the Parent, to render an accounting of all transactions relating to his business endeavors during the term of his employment hereunder.

        3.    Term.    The term of this Agreement (the "Term") will commence on the Effective Date and continue until terminated in accordance with Section 8 of this Agreement.

        4.    Salary.    Commencing on the Effective Date, the Parent will pay Employee an annual base salary during the term of this Agreement for his services as Senior Vice-President of $180,000, which will be payable in installments in accordance with the Parent's standard payroll practice. Such base salary will not include any benefits made available to Employee or any contributions or payments made on his behalf pursuant to any employee benefit plan or program of the Parent, including any health, disability or life insurance plan or program, 401K plan, cash bonus plan, stock incentive plan, retirement plan or similar plan or program of any nature. Employee's performance and base salary will be reviewed by the EVP-Chief Operating Officer and the Board of Directors annually (at the regularly scheduled board meeting occurring nearest in time to each anniversary of the Effective Date) and, in the discretion of the Board of Directors or the compensation committee thereof, may be increased, but not decreased without Employee's consent, by such amount as the Board of Directors or such committee shall determine. The Company will have no separate salary obligation to Employee.

        5.    Bonus Compensation.

          (a)  The Parent will pay Employee annual performance based cash bonuses of up to 50% of Employee's then current salary in accordance with Exhibit A attached to this Agreement and the bonus plan adopted by the Board of Directors for each applicable year. As an example, the Aegis Communications Group, Inc., 2000 Variable Incentive Compensation ("VIC") Program is attached as part of Exhibit A. The Employee's annual performance bonus will be prorated for any partial year of employment.

          (b)  The Company shall have no separate obligations to Employee with respect to bonus compensation, but shall be jointly and severally liable with the Parent for the payment of the bonus payments contemplated by subparagraphs (a) and (b) above.

        6.    Employee Benefits.    During the term of this Agreement, the Parent will provide Employee with all benefits made available from time to time by the Parent to its employees generally and to Executives who hold positions similar to that of Employee (including the benefits granted to other officers of the Parent), such benefits to be in accordance with the Parent's policies. Specifically, Employee's benefits will include participation in medical and dental benefit plans or programs (providing coverage for Employee's immediate family); disability insurance; 401-K plans as soon as Employee is eligible to participate in such plans; term life insurance payable to Employee's designated beneficiary; up to two weeks' sick leave annually (if needed); and two weeks' paid vacation. The Company will have no separate obligations to Employee with respect to employee benefits, but shall be jointly and severally liable with Parent for the prompt payment of the benefit obligations set forth herein.

        7.    Reimbursement of Expenses.    The Parent will reimburse Employee, in accordance with Parent and Company policy, for all expenses actually and reasonably incurred by him in the business interests of the Parent or the Company. Reimbursement will be made to Employee upon appropriate documentation of such expenditures in accordance with the Parent's written policies.

        8.    Early Termination.    It is the desire and expectation of each party that the employer-employee relationship will continue as specified herein and be a pleasant and rewarding experience for the parties hereto. The Company or the Parent will, however, be entitled to terminate Employee's employment at any time with or without Cause (as defined in this Section 8). If the Parent or the

Company terminate Employee's employment without Cause, if the Parent or the Company terminate Employee's employment following a Change in Control (as defined in this Section 8), or Employee terminates such employment following occurrence of an Employee Termination Event, however, the Parent will pay Employee twelve months' salary as severance compensation (based on Employee's then current annual base salary) in accordance with the Parent's standard payroll practice, but not less than monthly. The Company will have no separate obligation to Employee with respect to severance compensation, but shall be jointly and severally liable with Parent for the prompt payment of the salary obligations set forth herein.

        If Employee dies, is unable to perform his duties and responsibilities as a result of disability that continues for 120 consecutive days or more or that exists for 180 days in any twelve month period ("Disability"), voluntarily resigns from the Company or the Parent (other than a termination by Employee following occurrence of an Employee Termination Event), or is terminated for Cause, the Parent will pay Employee (or his estate, executor or legal representative, as appropriate) any salary that has accrued to the date employment ceases, and the Parent's obligations to pay additional salary or cash compensation or benefits will terminate as of such date.

        "Cause," for the purpose of this Agreement, will mean the occurrence of any of the following events:

          (a)  Performance by Employee of any willful misconduct relating to the activities of the Company or the Parent, or commission by Employee of any illegal or fraudulent acts or criminal conduct;

          (b)  A conviction of or nolo contendere plea by Employee for any criminal acts involving moral turpitude having or reasonably likely to have a material adverse effect upon the Company or the Parent, including, without limitation, upon their profitability, reputation or goodwill;

          (c)  Willful or grossly negligent failure by Employee to perform his duties in a manner consistent with the Company's or the Parent's best interests;

          (d)  Willful refusal by Employee to carry out reasonable instructions of the Company's or the Parent's EVP-Chief Operating Officer or Boards of Directors not inconsistent with the provisions of this Agreement;

          (e)  Employee's failure to honor his obligations referred to in Section 2(b);

          (f)    Violation by Employee of any of Employee's covenants and agreements contained in Sections 9, 10 or 11 of this Agreement; or

          (g)  Any other material breach of Employee's obligations hereunder, which he fails to cure within thirty (30) days after receiving written notice thereof.

        "Termination without Cause" shall mean termination by Parent or the Company for a reason other than "Cause" and "Employee Termination Event" shall mean termination by Employee, as a consequence of any of the following events, if such event occurs without Employee's prior consent:

          (a)  Employee's compensation is reduced;

          (b)  Employee's responsibilities, functions or duties as Senior Vice President of the Corporation are materially reduced; or

          (c)  Employee's title or reporting relationships are materially reduced;

          (d)  Employee is forced to transfer his principal office from the Dallas-Fort Worth or Atlanta area or is forced to transfer his principal residence to the Dallas-Fort Worth area.

        A "Change in Control" will be deemed to occur in the following events:

    (i)
    The acquisition in one or more transactions by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of a majority of the combined voting power of the Parent's then outstanding voting securities (the "Voting Securities"), provided, however, that for purposes of this subsection (i), the Voting Securities acquired directly from the Parent by any Person shall be excluded from the determination of such Person's Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding), and provided further, however, that for purposes of this subsection (i), Person shall in no event include Questor Partners Fund II, L.P., Thayer Equity Investors III, L.P., or any of their affiliates; or

    (ii)
    Approval by stockholders of the Parent of (A) a merger or consolidation involving the Parent if the stockholders of the Parent immediately before such merger or consolidation do not own, directly or indirectly immediately following such merger or consolidation, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation or (B) a complete liquidation or dissolution of the Parent or an agreement for the sale or other disposition of all or substantially all of the assets of the Parent.

    (iii)
    A sale or transfer of all, or substantially all, of the assets and business of the Parent to any entity or group of entities of which the Company and/or Parent does not hold a controlling interest (i.e. more than 50% of the ownership interest in the entity or group of entities).

    (iv)
    Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a majority or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Parent or any of its subsidiaries or (ii) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Parent in the same proportion as their ownership of stock in the Parent immediately prior to such acquisition;

    (v)
    Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Parent which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Parent, and after such share acquisition by the Parent, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

        9.    Non-Competition Agreement.    Employee understands that during the course of his employment by the Company and the Parent, Employee will (i) have access to and receive the benefit of special training and unique information, including, but not limited to, research, systems, development, marketing, management, business development, customer satisfaction methods and techniques, business process improvements and other developments in marketing methods and providing services to their customers, and (ii) represent the Company and the Parent and their affiliates and develop contacts and relationships with other persons and entities on behalf of such entities, including but, not limited to, customers, potential customers and other employees of such entities. To protect such entities' interest in this information and in these contacts and relationships, Employee agrees and covenants that during the term of his employment by the Company and the Parent, and for a period of one year after the termination of such employment for any reason, without prior written approval of the Company and the Parent, Employee will not, in connection with any business that is engaged in, or is about to be engaged in, by the Company or the Parent, which includes, but is not limited to, inbound and outbound telemarketing and customer care services, whether conducted by telephone or the internet, and the provision of market research services as currently provided by Elrick & Lavidge, the consulting, design and implementation of any of these services, including organization and investment in related industries or professions (the "Business"), directly or indirectly, either as an individual or as an employee, partner, officer, director, shareholder, advisor, or consultant or in any other capacity whatsoever, of any person (other than ownership of less than 5% of the issued and outstanding voting securities of a publicly held corporations): (a) recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer to others for employment any person who is, or within the 12 month period immediately preceding the date of any such activity was, an employee of the Company or the Parent or their affiliates; or (b) conduct or assist others in conducting any business or activity that competes with the Business in the United States, its territories or possessions.

        It is understood and agreed that the scope of the foregoing covenant is reasonable as to time, area and persons and is necessary to protect the legitimate business interests of the Company, the Parent and their affiliates. It is further agreed that such covenant will be regarded as divisible and will be operative as to time, area and persons to the extent that it may be so operative, and if any part of such covenant is declared invalid, unenforceable, or void as to time, area or persons, the validity and enforceability of the remainder will not be affected.

        If Employee violates the restrictive covenants of this Section 9 and the Company or the Parent brings legal action for injunctive or other relief, neither the Company nor the Parent will be deprived of the benefit of the full period of the restrictive covenant, as a result of the time involved in obtaining the relief. Accordingly, Employee agrees that the restricted period following the term of employment will have a duration of one year, and the regularly scheduled expiration date of such covenant will be extended by the same amount of time that Employee is determined to have violated such covenant.

        10.    Confidentiality.    Employee acknowledges that he has learned and will learn Confidential Information (as defined herein) relating to the business conducted and to be conducted by the Company, the Parent or their affiliates. Employee agrees that he will not, except in the normal and proper course of his duties hereunder, disclose or use or authorize any third party to disclose or use any such Confidential Information, without prior written approval of the Company or the Parent. As used in this Section 10, "Confidential Information" will mean information disclosed to or known to Employee as a direct or indirect consequence of or through his employment with the Company or the

Parent, about any customer's, supplier's or the Company's or the Parent's business, methods, business plans, operations, products, processes, and services, including, but not limited to, information relating to research, development, inventions, recommendations, programs, systems, and systems analyses, flow charts, finances, and financial statements, marketing plans and strategies, merchandising, pricing strategies, merchandise sources, client sources, system designs, procedure manuals, automated data programs, financing methods, financial projections, terms and conditions of arrangements of any business, computer software, terms and conditions of business arrangements with clients or suppliers, reports, personnel procedures, supply and services resources, names and addresses of clients, the Company's or the Parent's contacts, names of professional advisors, and all other information pertaining to clients and suppliers, including, but not limited to assets, business interests, personal data and all other information pertaining to the Company or the Parent, clients or suppliers whatsoever, including all accompanying documentation. All information disclosed to Employee, or to which Employee has access during the period of his employment, which is treated by the Employer as Confidential Information, will be presumed to be Confidential Information hereunder. Confidential Information will not, however, include information that (i) is publicly known or becomes publicly known through no fault of Employee, or (ii) is generally or readily obtainable by the public, or (iii) constitutes general skills, knowledge and experience acquired by Employee before and/or during his employment with the Company and the Parent.

        Employee agrees that all documents of any nature pertaining to activities of the Company, the Parent or their affiliates, or that include any Confidential Information, in his possession now or at any time during the term of his employment, including without limitation, memoranda, notebooks, notes, data sheets, records and computer programs, are and will be the property of such entity and that all copies thereof will be surrendered to the appropriate entity upon termination of his employment.

        11.    Inventions; Developments.    Employee agrees to notify the Company and the Parent of any discovery, invention, innovation, or improvement which is related to the Business or to the business of any customer or supplier (collectively called "Developments") conceived or developed by Employee during the term of the Employee's employment. Developments will include, without limitation, developments in computer software, logical systems, algorithms, and any or all other intellectual properties related to the Business. All Developments, including but not limited to all written documents pertaining thereto, will be the exclusive property of the Company or the Parent, as the case may be, and will be considered Confidential Information subject to the terms of this Agreement. Employee agrees that when appropriate, and upon written request of the Company or the Parent, as the case may be, the Employee will acknowledge that Developments are "works for hire" and will file for patents or copyrights with regard to any or all Developments and will sign documentation necessary to evidence ownership of Developments in the Company or the Parent, as the case may be.

        12.    Exit Interview.    To insure a clear understanding of this Agreement, including, but not limited to, the protection of the Company's and the Parent's business interests, Employee agrees, at no additional expense to the Company and the Parent, at a mutually acceptable time and place to engage in an exit interview with the Company and the Parent prior to Employee's departure from the Company and the Parent.

        13.    Right of Setoff.    The Company and the Parent will be entitled, at their option and not in lieu of any other remedies to which they may be entitled, to set off any amounts due Employee or any affiliate of Employee against any amount due and payable by Employee or any affiliate of Employee to the Company and the Parent ("Set-Offs") pursuant to this Agreement or otherwise, provided that the Set-Offs are set forth in detail in writing with supporting evidence to substantiate each Set-Off.

        14.    Miscellaneous.

          (a)  Any notice, demand or request required or permitted to be given or made under this Agreement will be in writing and will be deemed given or made when delivered in person, when sent by United States registered or certified mail, or postage prepaid, or when telecopied to a party at its address or telecopy number specified below:

If to the Parent or the Company:
Aegis Communications Group, Inc. 7880 Bent Branch Drive Suite 150 Irving, Texas 75063
Attn:	Richard Interdonato Executive Vice President
Telecopy number: (972) 830-1800
With a copy to:
Hughes & Luce, L.L.P. 1717 Main Street Suite 2800 Dallas, Texas 75201 Attn: Jim Hunter Birch Telecopy number: (214) 939-6100
If to Employee:
Joseph Marinelli [Intentionally left blank] [Intentionally left blank]
With a copy to:

        The parties to this Agreement may change their addresses for notice in the manner provided above.

          (b)  All section titles and captions in this Agreement are for convenience only, will not be deemed part of this Agreement, and in no way will define, limit, extend or describe the scope or intent of any provisions hereof.

          (c)  Whenever the context may require, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs will include the plural and vice versa.

          (d)  The parties will execute all documents, provide all information and take or refrain from taking all actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

          (e)  This Agreement will be binding upon and inure to the benefit of the parties hereto, their representatives and permitted successors and assigns. Except for the provisions of Sections 9, 10 and 11 of this Agreement, which are intended to benefit the Company's and the Parent's affiliates as third party beneficiaries, or as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties to this Agreement, their respective representatives and permitted successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.

          (f)    This Agreement constitutes the entire agreement among the parties hereto pertaining to the specific subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

          (g)  None of the provisions of this Agreement will be for the benefit of or enforceable by any creditors of the parties, except as otherwise expressly provided herein.

          (h)  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute waiver of any such breach or any other covenant, duty, agreement or condition.

          (i)    This Agreement may be executed in counterparts, all of which together will constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

          (j)    THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW. All claims, disputes, and controversies arising out of or relating to this Agreement or the performance, breach, validity, interpretation, application or enforcement hereof, including any claims for equitable relief or claims based on contract, tort, statute, or any alleged breach, default, or misrepresentation in connection with any of the provisions hereof, will be resolved by binding arbitration. Provided, however, an aggrieved party may petition a federal or state court of competent jurisdiction in Dallas County, Texas for interim injunctive or other equitable relief to preserve the status quo until arbitration can be completed in the event of an alleged breach of Section 9, 10, or 11 of this Agreement. A party may initiate arbitration by sending written notice of its intention to arbitrate to the other party and to the American Arbitration Association ("AAA") office located in Dallas, Texas (the "Arbitration Notice"). The Arbitration Notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas before an independent and impartial arbitrator who is selected by mutual agreement, or, in the absence of such agreement, before three independent and impartial arbitrators, of whom each party will appoint one, with the third being chosen by the two appointed by the parties. In no event may the demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations. The arbitration and any discovery conducted in connection therewith will be conducted in accordance with the Commercial Rules of arbitration and procedures established by AAA in effect at the time of the arbitration, including without limitation the expedited procedures set forth therein (the "AAA Rules"). The decision of the arbitrator(s)

  will be final and binding on all parties and their successors and permitted assignees. The judgment upon the award rendered by the arbitrator(s) may by entered by any court having jurisdiction thereof. The arbitrator(s) will be selected no later than 30 days after the date of the Arbitration Notice. The arbitration hearing will commence no later than 60 days after the arbitrator(s) is selected. The arbitrator(s) will render a decision no later than 30 days after the close of the hearing, in accordance with AAA Rules. The arbitrator's fees and costs will conform to the then current AAA fee schedule and will be borne equally by the parties.

          (k)  If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

          (l)    No supplement, modification or amendment of this agreement or waiver of any provision of this Agreement will be binding unless executed in writing by all parties to this Agreement. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

          (m)  Employee acknowledges and agrees that the Company and the Parent would be irreparably harmed by any violation of Employee's obligations under Sections 9, 10 and 11 hereof and that, in addition to all other rights or remedies available at law or in equity, the Company and the Parent will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation. The provisions of Sections 9, 10 and 11 hereof will survive any termination of this Agreement, in accordance with their terms.

          (n)  No party may assign this Agreement or any rights or benefits thereunder without the written consent of the other parties to this Agreement.

    EXECUTED as of the date first above written.

AEGIS COMMUNICATIONS GROUP, INC.
By:	/s/ HUGH E. SAWYER Hugh E. Sawyer, President and CEO
ADVANCED TELEMARKETING CORPORATION
By:	/s/ HUGH E. SAWYER Hugh E. Sawyer, President and CEO
IQI, INC.
By:	/s/ HUGH E. SAWYER Hugh E. Sawyer, President and CEO
/s/ JOSEPH MARINELLI 08-31-00 Joseph Marinelli

EXHIBIT A

        Employee will be entitled to receive a cash bonus of 50% of his annualized salary (pro-rated for any partial year of employment) upon the full attainment by the Parent, the Company and their consolidated subsidiaries of the annual bonus plan objectives stipulated by the Board of Directors from year to year. Such annual cash bonus will be payable within 30 (thirty) days of the completion of the audit for the applicable year. The Year 2000 Variable Incentive Compensation (VIC) annual bonus plan is attached hereto.

        As an example, Employee's Year 2000 VIC Program is based only on EBITDA. For example, if Parent obtains 100% of EBITDA, Employee's bonus would equal 100% of the proposed payout, or 50% of annual salary on a pro rated basis. If Parent obtains 120% of EBITDA goal, Employee's bonus would equal 150% of the proposed 50% of annual salary. Conversely, under the 2000 VIC Program, if the Parent does not attain 70% of its EBITDA goal, no bonus would be due.

Aegis Communications Group, Inc.

2000 Variable Incentive Compensation (VIC) Program

Example:    Client Service Center Director

Company Goal

Measurement	Goal	Weighting	Achieved	Multiplier
EBITDA—	$26,000,000	100%	95%	91.7%

Company Goals Percentage—				91.7%

Individual Goals

Goals		Weighting	Achieved
1.	Client Center revenue—$3 million	30%	30%
2.	Client Center employee turnover rate reduced by 25%	20%	0%
3.	Client Center EBITDA $900,000	30%	30%
4.	Human Resources Management	20%	20%

Individual Goals Percentage—			80.0%

Incentive Calculation

Step 1

	Company		Individual
Results	91.7%		80.0%
Weighting	40.0%		60.0%

Final %	36.7%	+	48.0%	=	84.7%

Step 2

Base Salary	$60,000
Eligible Incentive (10%)	$ 6,000
Final %	84.7%

Incentive Payment	$ 5,082

EBITDA Payment Percentages

EBITDA	% of Goal	Multiplier %
18,200,000	70%	50.00%
18,460,000	71%	51.57%
18,720,000	72%	53.34%
18,980,000	73%	55.01%
19,240,000	74%	56.68%
19,500,000	75%	58.35%
19,760,000	76%	60.02%
20,020,000	77%	61.69%
20,280,000	78%	63.38%
20,540,000	79%	65.03%
20,800,000	80%	66.70%
21,060,000	81%	68.37%
21,320,000	82%	70.04%
21,580,000	83%	71.71%
21,840,000	84%	73.38%
22,100,000	85%	75.05%
22,360,000	86%	76.72%
22,620,000	87%	78.39%
22,880,000	88%	80.08%
23,140,000	89%	81.73%
23,400,000	90%	83.40%
23,660,000	91%	85.07%
23,920,000	92%	86.74%
24,180,000	93%	88.41%
24,440,000	94%	90.08%
24,700,000	95%	91.73%
24,960,000	96%	93.42%
25,220,000	97%	95.09%
25,480,000	98%	96.75%
25,740,000	99%	99.43%
26,000,000	100%	100.00%
26,260,000	101%	102.50%
26,520,000	102%	105.00%
26,780,000	103%	107.50%
27,040,000	104%	110.00%
27,300,000	105%	112.50%
27,580,000	106%	115.00%
27,820,000	107%	117.68%
28,080,000	108%	120.08%
28,340,000	109%	122.68%
28,500,000	110%	125.00%
28,860,000	111%	127.00%
29,120,000	112%	130.68%
29,380,000	113%	132.00%
29,640,000	114%	134.00%
29,900,000	115%	137.50%
30,160,000	116%	140.00%
30,420,000	117%	142.50%
30,680,000	118%	145.00%
30,940,000	119%	147.50%
31,200,000	120%	150.00%

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  Exhibit 10.32
EMPLOYMENT AGREEMENT
EXHIBIT A
Aegis Communications Group, Inc. 2000 Variable Incentive Compensation (VIC) Program
EBITDA Payment Percentages